Willamette Valley Vineyards, Inc. (the "Company") announced today that on December 10, 2004, The Nasdaq Stock Market notified Willamette Valley Vineyards, Inc. that the Company was in compliance with the Nasdaq filing requirement and all other requirements for continued listing on the Nasdaq SmallCap Market. Accordingly, the Nasdaq Stock Market indicated that it considered all listing issues to be resolved and the Company's trading symbol was changed back to WVVI effective with the open of business today, December 14, 2004

The Company also announced it is holding discussions with a public accounting firm better suited to the Company's size, to be the Company's independent registered public accounting firm for the year ended December 31, 2004. The Company and its former independent registered public accounting firm, PricewaterhouseCoopers LLP, have decided to terminate the Company's client-auditor relationship with PricewaterhouseCoopers LLP effective December 8, 2004.